UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2017, Athenex, Inc. (the “Company”) entered into a License and Development Agreement (the “License Agreement”) with Almirall, S.A. and Aqua Pharmaceuticals LLC (collectively, “Almirall”) to form a strategic partnership to develop and commercialize a topical formulation of KX2-391 (the “Licensed Product” or “KX2-391”) for the treatment of actinic keratosis and other skin conditions.

Subject to the terms and conditions of the License Agreement, the Company will grant to Almirall an exclusive license under the Company’s intellectual property to research, develop and commercialize KX2-391 for dermatology indications in the United States and Europe, including Russia.

Under the terms of the License Agreement, the Company will receive an up-front fee and near-term payments of up to $55 million. The Company will also be eligible to receive launch and additional indications milestones for $65 million. In addition, there will be sales performance milestones of KX2-391 estimated to be up to $155 million. Almirall will reward the Company with additional sales milestones, should the sales exceed the currently projected amounts. In addition, there will be tiered royalties starting at 15% based on annual net sales, with incremental increases in royalty rates with increased annual sales.

Athenex will be responsible for conducting all preclinical and clinical studies up to US FDA approval. Almirall will support the development in Europe and commercialize the product in the defined territories. Milestones encourage the joint efforts of the Company and Almirall to develop additional dermatology indications and additional formulations of KX2-391.

The License Agreement includes customary representations, warranties and covenants of the Company and Almirall.

Unless terminated earlier in accordance with the License Agreement, the license will continue for the entire commercial life of the Licensed Product. After antitrust clearance, in addition to termination rights for the benefit of both parties upon the other’s bankruptcy, or upon material breach by the other that remains uncured 60 days after written notice thereof, Almirall may terminate the License Agreement:

(a) in its entirety or with respect to any particular country in its sole discretion upon six months’ written notice to the Company after antitrust clearance;

(b) immediately if the results of certain defined clinical study results concerning KX2-391 to be obtained in the future are not satisfactory to Almirall; or

(c) immediately upon written notice to the Company if (i) the Licensed Product may not be marketed in a particular territory due to significant safety reasons, (ii) the Licensed Product is finally and irrevocably denied and rejected regulatory approval in a particular territory, or (iii) if the product label for the Licensed Product approved by regulatory authorities is materially less favorable than the product label initially submitted in a manner that is expected to materially adversely affect the commercial value of the Licensed Product.

As a part of the License Agreement, the Company and Almirall also agreed to negotiate and enter into a supply agreement within 90 days that reflects the terms set forth in the License Agreement, whereby the Company will be responsible for the manufacture and supply of the Licensed Product, or active pharmaceutical ingredient for Almirall’s manufacture thereof, to Almirall during the commercial life of the Licensed Product.

The License Agreement also includes, subject to certain conditions, a right of first negotiation providing Almirall an opportunity to negotiate an agreement for the development and/or commercialization in the United States and Europe of any topical product for dermatology applications that is (i) developed by the Company in the future and (ii) has the same mechanism of action as the Licensed Product. If Almirall exercises this right, Athenex cannot provide a third party with better terms than those last proposed to Almirall without providing Almirall a limited opportunity to agree to such better terms.

This above described transaction is subject to review and clearance by antitrust authorities.

The foregoing description of the License Agreement is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the press release announcing the entry into the License Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	License and Development Agreement, dated as of December 11, 2017, by and between Athenex, Inc., Almirall, S.A. and Aqua Pharmaceuticals LLC. †

99.1	Press release titled “Almirall and Athenex announce strategic partnership for the treatment of actinic keratosis” issued by the Company on December 11, 2017.

†	Confidential treatment requested with respect to portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: December 15, 2017	/s/ J. Nick Riehle
Name: J. Nick Riehle
Title: Chief Financial Officer